CONSENT OF INDEPENDENT PUBLIC ACCOUNHING FIRM

July 23, 2017

Board of Directors of Business Lines Corp.

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports datex July 23, 2017, with respect to the balance sheet of Business Lines Corp. as of July 17, 2017 and the related statements of operations, shaqeholder's equity and cash flows for the period from July 12, 2017 (inception) to July 17, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

July 23, 2017